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Media: Casey Fielder (509) 495-4916 casey.fielder@avistacorp.com
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Avista Corp. Reports Financial Results for Third Quarter and Year-To-Date 2018, and Confirms 2018 Earnings Guidance

SPOKANE, Wash. – Nov. 7, 2018, 4:05 a.m. PT: Avista Corp. (NYSE: AVA) today reported net income attributable to Avista Corp. shareholders of $10.1 million, or $0.15 per diluted share for the third quarter of 2018, compared to $4.5 million, or $0.07 per diluted share for the third quarter of 2017. For the nine months ended Sept. 30, 2018, net income attributable to Avista Corp. shareholders was $90.6 million, or $1.37 per diluted share, compared to $88.3 million, or $1.37 per diluted share for the nine months ended Sept. 30, 2017.

"We are pleased with our year-to-date results, and we remain on track to meet our annual expectations. For the first three quarters of 2018, we had consolidated earnings above our expectations. Avista Utilities' earnings benefited from lower than expected resource costs and regulatory commission approved rate refunds associated with federal income tax law changes being less than we had originally estimated. Earnings at Avista Utilities were higher than expected for the third quarter 2018 due to lower than expected operating expenses. This was offset by losses on investments at our other businesses," said Scott Morris, chairman and chief executive officer of Avista Corp.

"Alaska Electric Light and Power Company (AEL&P) continued to have a good year with third quarter earnings that were slightly above our expectations.

"During the third quarter, Hydro One Limited (Hydro One) announced the new members of their board of directors and the new board adopted a resolution reaffirming Hydro One's commitment to the merger and the related regulatory commitments. We are continuing to work through the regulatory processes at each of our commissions, and we expect the transaction to close by the end of 2018.

“Focusing on the remainder of 2018, we are confirming our 2018 earnings guidance with a consolidated range of $0.30 to $0.60 per diluted share, which includes acquisition and regulatory commitment costs associated with the Hydro One transaction of $1.60 to $1.50 per diluted share,” Morris said.

Summary Results: Avista Corp.’s results for the third quarter of 2018 and the nine months ended Sept. 30, 2018 as compared to the same periods in 2017 are presented in the table below (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	2018	2017	2018	2017
Net Income (Loss) by Business Segment:
Avista Utilities	$11,935	$5,419	$91,727	$85,623
AEL&P	824	427	5,878	5,961
Other	(2,640)	(1,395)	(7,019)	(3,246)
Total net income attributable to Avista Corp. shareholders	$10,119	$4,451	$90,586	$88,338

Earnings (Loss) per Diluted Share by Business Segment:
Avista Utilities	$0.18	$0.08	$1.39	$1.33
AEL&P	0.01	0.01	0.09	0.09
Other	(0.04)	(0.02)	(0.11)	(0.05)
Total earnings per diluted share attributable to Avista Corp. shareholders	$0.15	$0.07	$1.37	$1.37

The table below presents the change in net income attributable to Avista Corp. shareholders and diluted earnings per share for the third quarter of 2018 and the nine months ended Sept. 30, 2018 as compared to the same periods in 2017, as well as the various factors that caused such change (dollars in thousands, except per-share data):

	Third Quarter		Year-to-Date
	Net Income (a)	Earnings per Share	Net Income (a)	Earnings per Share
2017 consolidated earnings	$4,451	$0.07	$88,338	$1.37

Changes in net income and diluted earnings per share:
Avista Utilities
Electric utility margin (including intracompany) (b)	2,348	0.04	(5,805)	(0.09)
Natural gas utility margin (including intracompany) (c)	1,368	0.02	(1,072)	(0.02)
Other operating expenses (d)	(2,258)	(0.02)	(7,499)	(0.11)
Acquisition costs (e)	5,618	0.09	5,405	0.08
Depreciation and amortization (f)	(2,349)	(0.04)	(6,750)	(0.10)
Interest expense (g)	(384)	(0.01)	(2,624)	(0.04)
Other (h)	(770)	(0.01)	(446)	(0.01)
Effective income tax rate (i)	2,943	0.04	24,895	0.38
Dilution on earnings	n/a	(0.01)	n/a	(0.03)
Total Avista Utilities	6,516	0.10	6,104	0.06

AEL&P earnings	397	—	(83)	—
Other businesses earnings (j)	(1,245)	(0.02)	(3,773)	(0.06)

2018 consolidated earnings	$10,119	$0.15	$90,586	$1.37

Analysis of 2018 Consolidated Earnings

(a)
The tax impact of each line item, except acquisition costs, was calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent. See items (e) and (i) below for further discussion of the acquisition costs and our effective tax rate.

(b)	Electric utility margin (operating revenues less resource costs) increased for the third quarter, but decreased for the year-to-date. Electric utility margin was impacted primarily by the following:

•
A decrease in electric revenue due to the accrual of refunds to customers related to the federal income tax law changes that lowered the corporate tax rate from 35 percent to 21 percent. As our customers' rates continued to have the 35 percent corporate tax rate built in from prior general rate cases, we deferred the impact of the change beginning Jan. 1, 2018. Effective May 1, 2018 in Washington and June 1, 2018 in Idaho, base rates were adjusted to reflect the lower 21 percent corporate tax. There is no impact to our net income as there was a corresponding decrease in income tax expense;

•	The above decrease was partially offset for the year-to-date and completely offset during the third quarter by increases in retail electric rates due to general rate increases in Idaho and Washington;

•	Customer growth, which contributed additional retail electric revenue in the third quarter and the year-to-date 2018; and

•
The pre-tax benefit under the Energy Recovery Mechanism (ERM) in Washington decreased from a $1.0 million pre-tax benefit for the third quarter of 2017 to a $0.2 million pre-tax benefit for the third quarter of 2018. The pre-tax benefit increased from $3.6 million for the nine months ended Sept. 30, 2017 to $5.6 million for the nine months ended Sept. 30, 2018.

(c)
Natural gas utility margin (operating revenues less resource costs) increased for the third quarter and decreased for the year-to-date. Natural gas utility margin was impacted primarily by the following:

•	A decrease in natural gas revenue due to the accrual of refunds to customers related to the federal income tax law changes;

•	The above decrease was partially offset for the year-to-date and completely offset during the third quarter by general rate increases in Washington, Idaho and Oregon; and

•	Customer growth, which contributed additional retail natural gas revenue in the third quarter and year-to-date 2018.

(d)	Other operating expenses for the third quarter and year-to-date 2018 increased as a result of an increase in transmission and distribution operating and maintenance costs.

(e)
Acquisition costs were $1.0 million pre-tax for the third quarter of 2018, compared to $6.7 million pre-tax for the third quarter of 2017. Acquisition costs for the year-to-date 2018 were $2.6 million pre-tax, compared to $8.0 million pre-tax for the year-to-date 2017. The acquisition costs decreased for the third quarter and year-to-date because 2018 costs consisted primarily of employee time incurred directly related to the transaction, whereas 2017 included consulting, banking fees, legal fees and employee time. None of the acquisition costs are being passed through to customers. A portion of the acquisition costs, which reduce income before income taxes, are not deductible for tax purposes and thus do not reduce income tax expense.

(f)	Depreciation and amortization increased for the third quarter and year-to-date 2018 due to additions to utility plant.

(g)	Interest expense increased for the third quarter and year-to-date 2018 due to additional outstanding debt during 2018 as compared to 2017.

(h)	Other for the third quarter and year-to-date 2018 were decreases to earnings primarily due to an increase in property taxes.

(i)
Our effective tax rate was 13.3 percent for the third quarter of 2018, compared to 53.6 percent for the third quarter of 2017. For the nine months ended Sept. 30, 2018 and 2017, our effective tax rate was 16.1 percent and 36.9 percent, respectively. The effective tax rate decreased during 2018 primarily due to federal income tax law changes which were enacted during the fourth quarter of 2017, which lowered the federal income tax rate from 35 percent to 21 percent.

(j)
Losses at our other businesses for the year-to-date 2018 were due to impairment losses on investments and net losses from our other equity method investments. Also, there were increased expenses at one of our subsidiaries associated with the insolvency of the general contractor on a renovation project. The general contractor's insolvency resulted in the recording of a liability to various subcontractors.

Non-Generally Accepted Accounting Principles (Non-GAAP) Financial Measures
The tables above and below include electric utility margin and natural gas utility margin, two financial measures that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that excludes (or includes) amounts that are included (or excluded) in the most directly comparable measure calculated and presented in accordance with GAAP, which for utility margin is utility operating revenues.
The presentation of electric utility margin and natural gas utility margin is intended to enhance the understanding of operating performance. We use these measures internally and believe they provide useful information to investors in their analysis of how changes in loads (due to weather, economic or other conditions), rates, supply costs and other factors impact our results of operations. Changes in loads, as well as power and natural gas supply costs, are generally deferred and recovered from customers through regulatory accounting mechanisms. Accordingly, the analysis of utility margin generally excludes most of the change in revenue resulting from these regulatory mechanisms. We present electric and natural gas utility margin separately below for Avista Utilities since each business has different cost sources, cost recovery mechanisms and jurisdictions, so we believe that separate analysis is beneficial. These measures are not intended to replace utility operating revenues as determined in accordance with GAAP as an indicator of operating performance. Reconciliations of operating revenues to utility margin are set forth below.

The following table presents Avista Utilities' operating revenues, resource costs and resulting utility margin (pre-tax and after-tax) for the three and nine months ended Sept. 30 (dollars in thousands):

	Operating Revenues	Resource Costs	Utility Margin (Pre-Tax)	Income Taxes (a)	Utility Margin (Net of Tax)
For the three months ended Sept. 30, 2018:
Electric	$232,448	$77,576	$154,872	$35,698	$119,174
Natural Gas	71,189	44,973	26,216	6,043	20,173
Less: Intracompany	(24,088)	(24,088)	—	—	—
Total	$279,549	$98,461	$181,088	$41,741	$139,347
For the three months ended Sept. 30, 2017:
Electric	$231,419	$79,598	$151,821	$34,995	$116,826
Natural Gas	79,938	55,499	24,439	5,634	18,805
Less: Intracompany	(30,581)	(30,581)	—	—	—
Total	$280,776	$104,516	$176,260	$40,629	$135,631
For the nine months ended Sept. 30, 2018:
Electric	$730,483	$252,232	$478,251	$110,237	$368,014
Natural Gas	290,583	151,457	139,126	32,069	107,057
Less: Intracompany	(50,541)	(50,541)	—	—	—
Total	$970,525	$353,148	$617,377	$142,306	$475,071
For the nine months ended Sept. 30, 2017:
Electric	$725,695	$239,900	$485,795	$111,976	$373,819
Natural Gas	330,580	190,061	140,519	32,390	108,129
Less: Intracompany	(63,371)	(63,371)	—	—	—
Total	$992,904	$366,590	$626,314	$144,366	$481,948

(a)	Income taxes for 2017 and 2018 were calculated using Avista Corp.'s statutory tax rate (federal and state combined) of 23.05 percent.

Liquidity and Capital Resources

We have a $400.0 million committed line of credit that expires in April 2021. As of Sept. 30, 2018, we had $343.8 million of available liquidity under this line of credit. We also had $25.0 million of available liquidity under AEL&P's committed line of credit that expires in November 2019.
Avista Utilities' capital expenditures were $288.0 million for the nine months ended Sept. 30, 2018, and we expect Avista Utilities' capital expenditures to total about $435.0 million in 2018, which is in increase from our previous estimate of $405.0 million. The expected increase is primarily related to additional spending associated with capital for new electric and natural gas services. We expect AEL&P's capital expenditures to total about $7.0 million in 2018.
During 2018, we issued $375.0 million of long-term debt in the form of first mortgage bonds. We do not expect any further long-term debt issuances in 2018. Through early 2019, we expect to raise up to $110.0 million of equity in order to fund planned capital expenditures, maintain an appropriate capital structure and for other general corporate purposes. The $110.0 million of equity may come from the sale of shares through our sales agency agreements or through an equity contribution from Hydro One after consummation of the acquisition or from a combination of those sources.

2018 Earnings Guidance and Outlook

Avista Corp. is confirming its 2018 guidance for consolidated earnings to be in the range of $0.30 to $0.60 per diluted share. This includes acquisition and regulatory commitment costs associated with the Hydro One transaction of $1.60 to $1.50 per diluted share assuming the transaction is completed in 2018.

We expect Avista Utilities to contribute in the range of $0.31 to $0.55 per diluted share for 2018. This includes acquisition and regulatory commitment costs associated with the Hydro One transaction of $1.60 to $1.50 per diluted share assuming the transaction is completed in 2018. The midpoint of our Avista Utilities' guidance range does not include any expense or benefit under the ERM. Our current expectation for the ERM is a benefit position within the 90 percent customer/10 percent Company sharing band, which is expected to add approximately $0.07 to $0.08 per diluted share. Our outlook for Avista Utilities assumes, among other variables, normal precipitation, temperatures and hydroelectric generation for the remainder of the year.

For 2018, we expect AEL&P to contribute in the range of $0.10 to $0.14 per diluted share. Our outlook for AEL&P assumes, among other variables, normal precipitation and hydroelectric generation for the remainder of the year.

We expect the other businesses to be between a loss of $0.11 and a loss of $0.09 per diluted share, which includes costs associated with exploring strategic opportunities.

Our guidance generally includes only normal operating conditions and does not include unusual items such as settlement transactions or acquisitions/dispositions until the effects are known and certain.

NOTE: We will host a conference call with financial analysts and investors on Nov. 7, 2018, at 10:30 a.m. EDT to discuss this news release. The call will be available at (888) 771-4371, Confirmation number: 47676604. A simultaneous webcast of the call will be available on our website, www.avistacorp.com. A replay of the conference call will be available through Nov. 14, 2018. Call (888) 843-7419, confirmation number 47676604#, to listen to the replay.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides electric service to 383,000 customers and natural gas to 348,000 customers. Our service territory covers 30,000 square miles in eastern Washington, northern Idaho and parts of southern and eastern Oregon, with a population of 1.6 million. AERC is an Avista subsidiary that, through its subsidiary AEL&P, provides retail electric service to 16,000 customers in the city and borough of Juneau, Alaska. Our stock is traded under the ticker symbol “AVA”. For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding our current expectations for future financial performance and cash flows, capital expenditures, financing plans, our current plans or objectives for future operations and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, which affect both energy demand and electric generating capability, including the impact of precipitation and temperature on hydroelectric resources, the impact of wind patterns on wind-generated power, weather-sensitive customer demand, and similar impacts on supply and demand in the wholesale energy markets; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions and the global economy; changes in interest rates that affect borrowing costs, our ability to effectively hedge interest rates for anticipated debt issuances, variable interest rate borrowing and the extent to which we recover interest costs through retail rates collected from customers; changes in actuarial assumptions, interest rates and the actual return on plan assets for our pension and other postretirement benefit plans, which can affect future funding obligations, pension and other postretirement benefit expense and the related liabilities; deterioration in the creditworthiness of our customers; the outcome of legal proceedings and other contingencies; economic conditions in our service areas, including the economy's effects on customer demand for utility services; declining energy demand related to customer energy efficiency, conservation measures and/or increased distributed generation; changes in the long-term global climate and the long-term climate within our utilities' service areas, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; state and federal regulatory decisions or related judicial decisions that affect our ability to recover costs and earn a reasonable return including, but not limited to, disallowance or delay in the recovery of capital investments, operating costs, commodity costs, interest rate swap derivatives and discretion over allowed return on investment; volatility and illiquidity in wholesale energy markets, including exchanges, the availability of willing buyers and sellers, changes in wholesale energy prices that can affect operating income, cash requirements to purchase electricity and natural gas, value received for wholesale sales, collateral required of us by individual counterparties and/or exchanges in wholesale energy transactions and credit risk to us from such transactions, and the market value of derivative assets and liabilities; default or nonperformance on the part of any parties from whom we purchase and/or sell capacity or energy; potential environmental regulations or lawsuits affecting our ability to utilize or resulting in the obsolescence of our power supply resources; explosions, fires, accidents, pipeline ruptures or other incidents that may limit energy supply to our facilities or our surrounding territory, which could result in a shortage of commodities in the market that could increase the cost of replacement commodities from other sources; severe weather or natural disasters, including, but not limited to, avalanches, wind storms, wildfires, earthquakes, snow and ice storms, that can disrupt energy generation, transmission and distribution, as well as the availability and costs of materials, equipment, supplies and support services; explosions, fires, accidents, mechanical breakdowns or other incidents that may impair assets and may disrupt operations of any of our generation facilities, transmission, and electric and natural gas distribution systems or other operations and may require us to purchase replacement power; explosions, fires, accidents or other incidents arising from or allegedly arising from our operations that may cause wildfires, injuries to the public or property damage; blackouts or disruptions of interconnected transmission systems (the regional power grid); terrorist attacks, cyber attacks or other malicious acts that may disrupt or cause damage to our utility assets or to the national or regional economy in general, including any effects of terrorism, cyber attacks or vandalism that damage or disrupt information technology systems; work force issues, including changes in collective bargaining unit agreements, strikes, work stoppages, the loss of key executives, availability of workers in a variety of skill areas, and our ability to recruit and retain employees; increasing costs of insurance, more restrictive coverage terms and our ability to obtain insurance; delays or changes in construction costs, and/or our ability to obtain required permits and materials for present or prospective facilities; increasing health care costs and cost of health insurance provided to our employees and retirees; third party construction of buildings, billboard signs, towers or other structures within our rights of way, or placement of fuel containers within close proximity to our transformers or other equipment, including overbuild atop natural gas distribution lines; the loss of key suppliers for materials or services or other disruptions to the supply chain; adverse impacts to our Alaska operations that could result from an extended outage of its hydroelectric generating resources or their inability to deliver energy, due to their lack of interconnectivity to any other electrical grids and the cost of replacement power (diesel); changing river regulation or operations at hydroelectric facilities not owned by us, which could impact our hydroelectric facilities downstream; change in the use, availability or abundancy of water resources and/or rights needed for operation of our hydroelectric facilities; compliance with extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, infrastructure protection, reliability and other laws and regulations that affect our operations and costs; the ability to comply with the terms of the licenses and permits for our hydroelectric or thermal generating facilities at cost-effective levels; cyber attacks on us or our vendors or other potential lapses that result in unauthorized disclosure of private information, which could result in liabilities against us, costs to investigate, remediate and defend, and damage to our reputation; disruption to or breakdowns of information systems, automated controls and other technologies that we rely on for our operations, communications and customer service; changes in costs that impede our ability to effectively implement new information technology systems or to operate and maintain current production technology; changes in technologies, possibly making some of the current technology we utilize obsolete or introducing new cyber security risks; insufficient technology skills, which could lead to the inability to develop, modify or maintain our information systems; growth or decline of our customer base and the extent to which new uses for our services may materialize or existing uses may decline, including, but not limited to, the effect of the trend toward distributed generation at customer sites; the potential effects of negative publicity regarding our business practices, whether true or not, which could hurt our reputation and result in litigation or a decline in our common stock price; changes in our strategic business plans, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses and the extent of our business development efforts where potential future business is uncertain; entering into or growth of non-regulated activities may increase earnings volatility; failure to complete the proposed acquisition of the Company by Hydro One, which would negatively impact the market price of Avista Corp.'s common stock and could result in termination fees that would have a material adverse effect on our results of operations, financial condition, and cash flows; changes in environmental laws, regulations, decisions and policies, including present and potential environmental remediation costs and our compliance with these matters; the potential effects of initiatives, legislation or administrative rulemaking at the federal, state or local levels, including possible effects on our generating resources or restrictions on greenhouse gas emissions to mitigate concerns over global climate changes; political pressures or regulatory practices that could constrain or place additional cost burdens on our distribution systems through accelerated adoption of distributed generation or electric-powered transportation or on our energy supply sources, such as campaigns to halt coal-fired power generation and opposition to other thermal generation, wind turbines or hydroelectric facilities; wholesale and retail competition including alternative energy sources, growth in customer-owned power resource technologies that displace utility-supplied energy or that may be sold back to the utility, and alternative energy suppliers and delivery arrangements; failure to identify changes in legislation, taxation and regulatory issues which are detrimental or beneficial to our overall business; the Tax Cuts and Jobs Act and its intended and unintended consequences on financial results and future cash flows, including the potential impact to credit ratings, which may affect our ability to borrow funds or increase the cost of borrowing in the future; policy and/or legislative changes in various regulated areas, including, but not limited to, environmental regulation, healthcare regulations and import/export regulations; and the risk of municipalization in any of our service territories.

For a further discussion of these factors and other important factors, please refer to our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2018. The forward-looking statements contained in this news release speak only as of the date hereof. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New risks, uncertainties and other factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on our business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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Issued by: Avista Corporation

AVISTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in Thousands except Per Share Amounts)

	Third Quarter		Year-to-Date
	2018	2017	2018	2017
Operating revenues	$296,013	$297,096	$1,024,672	$1,048,067
Operating expenses:
Utility resource costs	101,519	108,568	362,106	376,905
Other operating expenses	85,742	82,525	257,485	247,075
Acquisition costs	965	6,730	2,620	8,004
Depreciation and amortization	46,242	43,105	137,006	128,078
Utility taxes other than income taxes	25,101	23,269	81,526	79,733
Total operating expenses	259,569	264,197	840,743	839,795
Income from operations	36,444	32,899	183,929	208,272
Interest expense, net of capitalized interest	23,388	23,272	71,782	69,258
Other expense (income) - net	1,379	16	3,951	(851)
Income before income taxes	11,677	9,611	108,196	139,865
Income tax expense	1,548	5,153	17,467	51,548
Net income	10,129	4,458	90,729	88,317
Net loss (income) attributable to noncontrolling interests	(10)	(7)	(143)	21
Net income attributable to Avista Corp. shareholders	$10,119	$4,451	$90,586	$88,338
Weighted-average common shares outstanding (thousands), basic	65,688	64,412	65,668	64,392
Weighted-average common shares outstanding (thousands), diluted	66,026	64,892	65,980	64,638

Earnings per common share attributable to Avista Corp. shareholders:
Basic	$0.15	$0.07	$1.38	$1.37
Diluted	$0.15	$0.07	$1.37	$1.37
Dividends declared per common share	$0.3725	$0.3575	$1.1175	$1.0725
Issued Nov. 7, 2018

AVISTA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)
	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$21,170	$16,172
Accounts and notes receivable	104,892	185,664
Current regulatory assets	21,525	44,750
Other current assets	97,925	90,948
Net utility property	4,555,440	4,398,810
Non-current regulatory assets	576,863	619,399
Other non-current assets	179,583	158,989
Total Assets	$5,557,398	$5,514,732
Liabilities and Equity
Accounts payable	$80,892	$107,289
Current portion of long-term debt and capital leases	2,629	277,438
Short-term borrowings	35,000	105,398
Current regulatory liabilities	94,978	48,264
Other current liabilities	133,404	159,113
Long-term debt and capital leases	1,860,944	1,491,799
Long-term debt to affiliated trusts	51,547	51,547
Pensions and other postretirement benefits	191,021	203,566
Deferred income taxes	488,767	466,630
Non-current regulatory liabilities	798,440	800,089
Other non-current liabilities and deferred credits	69,425	73,115
Total Liabilities	3,807,047	3,784,248
Equity
Avista Corporation Shareholders' Equity:
Common stock (65,688,000 and 65,494,333 outstanding shares)	1,135,543	1,133,448
Retained earnings and accumulated other comprehensive loss	614,009	596,380
Total Avista Corporation Shareholders' Equity	1,749,552	1,729,828
Noncontrolling interests	799	656
Total Equity	1,750,351	1,730,484
Total Liabilities and Equity	$5,557,398	$5,514,732
Issued Nov. 7, 2018